Exhibit 5.7	Deutsche Bank AG
Legal
Taunusanlage 12
D-60325 Frankfurt am Main
Germany

November 6, 2014

Ladies and Gentlemen:

In our capacity as Counsel of Deutsche Bank Aktiengesellschaft (the “Bank”) we have advised the Bank as to matters of German law in connection with the proposed issuance, offering and sale by the Bank from time to time of an unlimited amount of its capital securities (the “Capital Securities”) pursuant to a registration statement on Form F-3 (No. 333-184193) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Post-Effective Amendment No. 2 to the Registration Statement (the “Post-Effective Amendment”), to be issued under the Capital Securities Indenture, dated November 6, 2014 (the “Capital Securities Indenture”) among the Bank, The Bank of New York Mellon, as trustee and Deutsche Bank Trust Company Americas, as paying agent, calculation agent, transfer agent and registrar and authenticating agent, as supplemented from time to time. This opinion relates solely to matters of German law.

For the purpose of this opinion we have examined the following documents:

(a)	the Articles of Association (Satzung) of the Bank as currently in force;

(b)	a copy of the executed Capital Securities Indenture;

(c)	a copy of the Bank’s Registration Statement filed with the Commission on September 28, 2012;

(d)	a draft of the Post-Effective Amendment dated November 6, 2014, including the prospectus, dated November 6, 2014 and contained in the Post-Effective Amendment, relating to the Capital Securities;

(e)	a copy of the powers of attorney issued on behalf of the Bank by Anshuman Jain and Stefan Krause, members of the Management Board of the Bank, on August 28, 2012;

(f)	a copy of the letter dated October 30, 2014 from the Bank to, and accepted by, Deutsche Bank Americas Holding Corp., New York, appointing Deutsche Bank Americas Holding Corp. as agent for service of process in the United States for the Bank in connection with the Capital Securities and the Capital Securities Indenture; and

(g)	such other documents as we have deemed necessary to enable us to give this opinion.

We have assumed that:

(i)	all signatures on all documents submitted to us are genuine and that copies of all documents submitted to us are complete and conform to the originals;

(ii)	the Post-Effective Amendment will be executed and filed in the form of the draft reviewed by us;

(iii)	the Capital Securities and the Capital Securities Indenture will be valid, binding and enforceable under the laws of the State of New York, by which they are expressed to be governed, except that no such assumption is made as to the provisions in the Capital Securities and in the Capital Securities Indenture that are stated to be expressly governed by German law;

(iv)	none of the documents furnished to us has been amended, supplemented or terminated; and

(v)	all relevant documents are or will be within the capacity and powers of, and have been or will be validly authorized, executed and delivered by, each party thereto, except that no such assumption is made as to the authorization, execution and delivery of any such agreement by the Bank.

Based upon the foregoing, we are of the opinion that, when the Post-Effective Amendment has become effective under the Securities Act, supplemental indentures relating to the Capital Securities have been duly authorized, executed and delivered, the terms of the Capital Securities and of their issuance and sale have been duly established in conformity with the Capital Securities Indenture and the relevant supplemental indenture so as not to violate German law and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank, and the Capital Securities have been duly executed and authenticated in accordance with the Capital Securities Indenture and the relevant supplemental indenture and issued and sold as contemplated in the Registration Statement, the Capital Securities will constitute valid and legally binding obligations of the Bank, which, if incurred through a branch office of the Bank, are to be performed through such branch office and which are enforceable in accordance with their respective terms.

This opinion is subject to the following qualifications:

(A)	enforcement of the Capital Securities may be limited by bankruptcy, insolvency, liquidation, reorganization, limitation and other laws of general application, or by governmental acts, relating to or affecting the rights of creditors;

(B)	enforcement of any agreement, instrument or document may be limited by any resolution measures exercised by the competent resolution authority under the relevant resolution laws and regulations applicable to the Bank; the resolution authority may also transfer assets and liabilities under an agreement, instrument or document to another legal entity (bridge bank) and/or amend the terms of any agreement, instrument or document;

(C)	enforcement of rights may be limited by statutes of limitation or lapses of time;

(D)	courts in Germany (assuming they accept jurisdiction) do not apply provisions of foreign law to the extent such provisions are obviously irreconcilable with essential principles of German law, in particular rights under constitutional law of Germany;

(E)	any judicial proceedings in Germany enforcing rights will be subject to the rules of civil procedure as applied by the courts in Germany, which inter alia and without limitation, might require the translation of foreign language documents into the German language; and

(F)	we do not express an opinion as to any rights and obligations the Bank may have or appears to have under the Capital Securities against itself.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus included in the Post-Effective Amendment under the heading “Legal Matters”. In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is furnished by us, as Counsel of the Bank, in connection with the filing of the Post-Effective Amendment and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written approval in each instance, or relied upon by any other person.

This opinion shall be governed by and construed in accordance with the laws of Germany.

Very truly yours,

/s/ Mathias Otto	/s/ Matthias von Tiesenhausen
Mathias Otto	Matthias von Tiesenhausen
Deputy General Counsel	Senior Counsel of Deutsche Bank AG
Germany, Central & Eastern Europe of Deutsche Bank AG